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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person

    Halis                Jeffrey                  S.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

10 East 50th Street
--------------------------------------------------------------------------------
                                    (Street)

New York                 New York               10022
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Primex Technologies, Inc. (PRMX)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   April, 1999
================================================================================
5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



================================================================================

7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X ] Form filed by One Reporting Person
    [  ] Form filed by More than One Reporting Persion

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed of (D)                 Securities    Form:    7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End  (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month      Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By   Partner-
Common Stock                          4/23/99         S               6,000       D     $20.69                   I*    ships     and
                                                                                                                       Corporations*
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By   Partner-
Common Stock                          4/23/99         S               4,400       D     $20.69                   I*    ships     and
                                                                                                                       Corporations*
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By   Partner-
Common Stock                          4/23/99         S               6,600       D     $20.69                   I*    ships     and
                                                                                                                       Corporations*
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By   Partner-
Common Stock                          4/23/99         S               6,000       D     $20.69                   I*    ships     and
                                                                                                                       Corporations*
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By   Partner-
Common Stock                          4/23/99         S               2,000       D     $20.69                   I*    ships     and
                                                                                                                       Corporations*
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By   Partner-
Common Stock                          4/27/99         S               2,000       D     $21.90                   I*    ships     and
                                                                                                                       Corporations*
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By   Partner-
Common Stock                          4/27/99         S               5,600       D     $21.90                   I*    ships     and
                                                                                                                       Corporations*
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By   Partner-
Common Stock                          4/28/99         S               1,100       D     $21.67                   I*    ships     and
                                                                                                                       Corporations*
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By   Partner-
Common Stock                          4/20/99         S               3,800       D     $21.08                   I*    ships     and
                                                                                                                       Corporations*
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By   Partner-
Common Stock                          4/23/99         S              25,000       D     $20.69                   I*    ships     and
                                                                                                                       Corporations*
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By   Partner-
Common Stock                          4/26/99         S                 100       D     $21.72                   I*    ships     and
                                                                                                                       Corporations*
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By   Partner-
Common Stock                          4/27/99         S               7,500       D     $21.90                   I*    ships     and
                                                                                                                       Corporations*
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By   Partner-
Common Stock                          4/29/99         S                 600       D     $21.32                   I*    ships     and
                                                                                                                       Corporations*
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By   Partner-
Common Stock                          4/29/99         S               8,100       D     $21.32     1,017,108     I*    ships     and
                                                                                                                       Corporations*
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired,  Disposed  of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: *673,788 of the shares reported herein are owned by Tyndall Partners, L.P., a Delaware limited partnership ("Tyndall"). 166,460 of the shares reported herein are owned by Tyndall Institutional Partners, L.P., a Delaware limited partnership ("Tyndall Institutional"). 92,140 of the shares reported herein are owned by Madison Avenue Partners, L.P., a Delaware limited partnership ("Madison"). 84,720 of the shares reported herein are owned by Halo International, Ltd., a company organized under the laws of the Cayman Islands ("Halo"). Jeffrey S. Halis possess sole voting and investment control over all securities owned by Tyndall, Tyndall Institutional, Madison and Halo, respectively. Jeffrey S. Halis' interest in the shares set forth herein is limited to the extent of his pecuniary interest, if any, in Tyndall, Tyndall Institutional, Madison and Halo.





/s/Jeffrey S. Halis                                    May 5, 1999
________________________________                        _________
 **Signature of Reporting Person                          Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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